EXHIBIT 10.68

Taylor Capital Group, Inc.

Incentive Bonus Plan—Long Term Incentive Plan

1.	Purpose: The Taylor Capital Group, Inc. (“TCG”) Long Term Incentive Plan (the “LTIP”) is intended to further the growth and profitability of TCG by offering incentives which will attract and retain highly competent persons as officers and key employees of TCG and its designated subsidiaries (collectively, the “Company”).

2.	Participants: Participants will consist of such officers and key employees of the Company as the Compensation Committee of the Board of Directors of TCG (the “Committee”) in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company. Designation of a participant in any year shall not require the Committee to designate such person to participate in any other year or, once designated, to receive the same targeted level of participation as any other participant or as in any other year. Annually, the Committee shall consider such factors as it deems pertinent in selecting participants and in determining the amount, type and terms and conditions of their respective Awards.

3.	Performance Measurement Period: On an annual basis, the Performance Measurement(s) and the corresponding contribution schedule/formula for each fiscal year of the Company (each, a “Measurement Period”) will be reviewed and approved by the Committee. This will occur by March 30 of each Measurement Period. The contribution schedule/formula for each Measurement Period will be provided to participants annually by March 30. Notwithstanding anything to the contrary in this LTIP, the Performance Measurement(s) for any Measurement Period will be established by the Committee, in writing, utilizing any one or more of the performance objectives described in Section 4(b) of the Incentive Bonus Plan. Following each such Measurement Period, the Committee shall certify in writing the extent to which the Performance Measurement(s) established for the relevant Measurement Period have been satisfied.

4.	Annual Contribution: Annually, after taking into account the provisions listed below, an accrued contribution will be made to the LTIP. The accrued contribution will be based upon the achievement of Performance Measurement(s), as discussed in Section 3. The actual results of the established Performance Measurement(s) in any given Performance Measurement Period may result in an accrued contribution into the LTIP or an accrued reduction from the LTIP.

5.	Participant Accounting: Each participant will be awarded a number of units (“Plan Units”), which represent the participant’s interest in the LTIP.

5.1

The number of Plan Units awarded to an individual will typically not change from year to year. With the approval of the Committee, additional Plan Units can be issued to current and new participants, and Plan Units will be forfeited upon a participant’s termination of employment at the time, and in the manner provided in Section 7 hereof.

5.2	The number of Plan Units awarded to a participant relative to the total number of outstanding Plan Units as of any relevant measurement date will be the basis for the annual allocation of the accrued contribution made to the LTIP, as provided in Section 4 above. At the end of each Measurement Period and after the completion of the calculations outlined in Section 4 above, the total accrued contribution will be used to calculate the change in Plan Unit value for the Measurement Period.

(a)	The change in Plan Unit value of the annual accrued contribution will be calculated as follows:

Total Annual Accrued Contribution / Total Plan Units

(b)	Persons who become participants and receive Plan Units during a Measurement Period will have their Plan Units included in the calculation of the change in Plan Unit value for the accrued contribution only if they enter the LTIP on or before September 30 of the Measurement Period. Participant Plan Units included in the calculation will be pro-rated based on the number of months of participation.

(c)	Except as noted in 5.2(d) below, a participant must be an active employee of the Company as of December 31 of the Measurement Period to have his or her Plan Units included in the calculation of the change in Plan Unit value for accrued contribution.

(d)	Participants who retire at age 65 or older, become disabled, or die during any Measurement Period will have their Plan Units included in the calculation of the change in Plan Unit value for the accrued contribution for the Measurement Period in which the event occurs. Participant Plan Units included in the calculation under this Section 5.2(d) will be pro-rated based on months of participation.

5.3	Each participant will have an Account Balance, which will be updated annually. The Account Balance will be updated after the accrued contribution amount and forfeitures are calculated, per Section 4, and after the calculation of the change in Plan Unit value is performed per Section 5.2.

(a)	If the accrued contribution results in a Plan Unit value increase, the participant’s Plan Units will be multiplied by the dollar change in Plan Unit value and the resulting amount will be added to the participant’s Account Balance.

(b)	If the accrued contribution results in a Plan Unit value decrease, the participant’s Plan Units will be multiplied by the dollar change in Plan Unit value and the resulting amount will be subtracted from the participant’s Account Balance. A participant’s Account Balance can be negative.

(c)	In order to have his/her Account Balance updated, a participant must satisfy the same rules as discussed in Section 5.2(b), (c), & (d), regarding the Plan Unit value calculation.

6.	Distributions: Distributions will be processed by March 31 of each year (i.e., March 31, 2003 for the 2002 Measurement Period). Distributions will be processed in a manner described below.

6.1	Payments will be 30% of the participant’s Account Balance after subtracting all previous distributions.

6.2	Distributions will begin after the participant has been an LTIP participant for three (3) Measurement Periods.

6.3	Distributions will not be processed if the value of the participant’s Account Balance, including changes as described in Sections 4 and 5, is less than $1,000 as of the end of the Measurement Period.

7.	Participant Termination: A participant whose employment is terminated will forfeit all Account Balances except as outlined in Section 7.1 and 7.2 below.

7.1	In the event of the participant’s termination of employment with the Company due to retirement at age 65 or older, Permanent Disability (as defined below), or death, at any time during the term of this LTIP, 100% of the participant’s Account Balance outstanding on December 31 of the year in which such termination event occurs, after application of provisions in Section 4 and Section 5, shall be paid at the subsequent and normal annual payment date as outlined in Section 6 herein.

“Permanent Disability” shall mean a participant’s inability to perform his or her stated duties with the Company by reason of illness, accident or other incapacity and inability to engage in any occupation or employment for wage or profit for which he or she is reasonably qualified by education, training, or experience, as determined by the Company in its sole discretion.

“Retirement” shall mean termination for any reason at or after age 65 other than death or disability.

7.2

In the event of the participant’s termination of employment with the Company due to a position elimination, the participant will receive 0% of the participant’s Account Balance value if the termination occurs in the first year of plan participation, 25% of the participant’s Account Balance value if the termination occurs in the second year of plan participation, 50% of the participant’s Account Balance if the termination occurs in the third year of plan participation, and 75% of the participant’s Account Balance value if the termination occurs in the fourth year of plan participation or thereafter. Payments will be based on Account Balance value outstanding of December 31 of the year prior to such termination event, less distributions paid within the first quarter of the year in which such event occurs, and shall be paid at the subsequent and normal annual payment date as established by the Committee, plus prorated interest if employee is a participant for four or more Measurement Periods.

8.	Earnings on Accrued Funds: Account Balances will be credited with interest using an interest rate index. Earnings will begin to accrue at the end of the fourth year of participation. A year of participation is defined as the number of Measurement Periods an employee was eligible to receive a contribution, whether full or pro-rated. The rate of return for this accrual will be the average composite yield on Corporate Bonds for the 4th quarter of the previous plan year and the 1st through 3rd quarter of the current plan year (i.e. for 2002 interest, the rate reflects October 2001 through September 2002). The rate of return will be applied annually to Account Balances outstanding at the end of the applicable Measurement Period, including allocated changes, as outlined in Section 4 and Section 5, for the period then ended.

9.	Change of Control: In the event of a Change in Control, as defined in the Incentive Bonus Plan, 100% of Account Balances, as of the date of the event, will be paid to participants within 30 days thereof.

10.	Other Provisions; Incentive Bonus Plan: Subject to the terms and conditions of the Incentive Bonus Plan, Awards under the LTIP may also be subject to such other provisions (whether or not applicable to the Award granted to any other participant) as the Committee determines appropriate. The participant shall have no rights to any accrued Account Balances outside of the LTIP plan provisions. This LTIP is subject to the terms and conditions of the Incentive Bonus Plan, and shall be considered a set of administrative rules under the Incentive Bonus Plan. This LTIP is to intended to provide performance-based incentive compensation that is not subject to the deduction limitations contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and Treasury Regulations thereunder. Notwithstanding anything to the contrary in this LTIP or in the Incentive Bonus Plan, the Committee shall not have the right to exercise any discretion under Section 4(d) of the Incentive Bonus Plan.

11.	Tenure: A participant’s right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the LTIP, nor shall this LTIP in any way interfere with the right of the Company, subject to terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the participant from the rate in existence at the time of the grant of an Award.

12.	Administration: The LTIP will be administered by the Committee under the administrative provisions of the Incentive Bonus Plan. The Committee is authorized, subject to the provisions of this LTIP and the Incentive Bonus Plan, from time to time to establish such rules and regulations and make such interpretations and determinations as it may deem necessary or advisable for the proper administration of the LTIP and the Incentive Bonus Plan, and all rules, regulations, interpretations and determinations shall be binding on all participants. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this LTIP have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by such member of the Board or employee.

13.	Amendment and Termination: The LTIP is intended to continue until terminated by the Committee. The Committee may amend the LTIP from time to time or terminate the LTIP at any time. Upon a termination of this LTIP by the Committee, Account Balances hereunder may continue to be distributed as outlined in Section 7 or, at the discretion of the Company, be paid in a lump sum at an earlier date.

14.	Governing Law: This LTIP and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable Illinois principles of conflict of laws).

15.	Approval: The LTIP was originally adopted by the Taylor Capital Group, Inc. Compensation Committee on December 8, 1997. This LTIP was amended by the Taylor Capital Group, Inc. Compensation Committee on June 20, 2002, at which time this LTIP became subject to the terms and conditions of the Incentive Bonus Plan.